UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Agile Software Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0397905
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

6373 San Ignacio Boulevard, San Jose,	95119-1200
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights, par valur $0.001
(Title of class)

EXPLANATORY NOTE

This amendment is filed to update the disclosure made on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2001 to reflect the terms of a recent amendment to the Rights Agreement dated April 2, 2001 (the “Rights Agreement”), which agreement defines the terms of the class of securities registered thereby and hereby.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On May 15, 2007, Agile Software Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Oracle Corporation, a Delaware corporation (“Parent”), and Aqua Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Sub”). Pursuant to the terms of the Merger Agreement, Parent would acquire the Company pursuant to a merger of Sub with and into the Company. Immediately prior to the execution of the Merger Agreement, the Company and EquiServe Trust Company N.A. (successor to Fleet National Bank) (the “Rights Agent”) entered into an amendment to the Rights Agreement dated as of May 15, 2007. The amendment to the Rights Agreement provides that the approval, execution and delivery of, and the consummation of the transactions contemplated by, the Merger Agreement and the voting agreements entered into by Oracle and certain stockholders of the Company (the “Voting Agreements”) will not trigger the provisions of the Rights Agreement. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

In particular, the amendment to the Rights Agreement provides that none of Parent or Sub, nor any of their respective Affiliates or Associates, shall be deemed to be an Acquiring Person for any purpose (including for purposes of determining whether a Stock Acquisition Date or Triggering Event has occurred) solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement and the Voting Agreements, and a Distribution Date shall not be deemed to have occurred solely by reason of the approval, execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement and the Voting Agreements.

Section 27 of the Rights Agreement provides that, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights.

The foregoing description of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment, which is filed herewith as Exhibit 4.2 and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Form of Rights Agreement between the Company and Fleet National Bank, as Rights Agent (including as Exhibit A the form of Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement) (incorporated by reference to Exhibit 1 to the Company’s Form 8-K filed on April 26, 2001).
4.2	First Amendment to Preferred Stock Rights Agreement, dated as of May 15, 2007, between the Company and EquiServe Trust Company, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Agile Software Corporation (Registrant)

Date: May 31, 2007
	By:	/S/ DOUGLAS CLARK NEILSSON
Douglas Clark Neilsson Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Rights Agreement between the Company and Fleet National Bank, as Rights Agent (including as Exhibit A the form of Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock, as Exhibit B the form of Right Certificate, and as Exhibit C the Summary of Terms of Rights Agreement) (incorporated by reference to Exhibit 1 to the Company’s Form 8-K filed on April 26, 2001).
4.2	First Amendment to Preferred Stock Rights Agreement, dated as of May 15, 2007, between the Company and EquiServe Trust Company, N.A.